Exhibit 4.8

                 AGREEMENT TO FURNISH LONG-TERM DEBT INSTRUMENTS

     Coastal Credit, L.L.C., which will become a subsidiary of White River Capital, Inc., the registrant, upon completion of the transactions described in the registration statement, has issued Subordinated Debentures in the aggregate amount of $3.7 million to various purchasers. The Subordinated Debentures mature in March 2007 and bear interest at 11-1/8% or 12%, as applicable. In accordance with Item 601(b)(4)(iii)(A) of Regulation S-K (17 CFR 229.601(b)(4)(iii)(A)), the registrant hereby undertakes and agrees to furnish to the Commission upon request a copy of the Subordinated Debentures, which are not filed as exhibits to this registration statement because the debt evidenced by those instruments has not been and is not being registered and because the total amount of securities authorized under those instruments does not exceed 10% of the total assets of the registrant and its subsidiaries on a consolidated basis (giving effect to the transactions described in the registration statement).